Exhibit 10.2

Execution Copy

KEXIM DIRECT FACILITY AGREEMENT

Dated as of May 28, 2013

among

SABINE PASS LIQUEFACTION, LLC,

as Borrower,

KEB NY FINANCIAL CORP.,

as the KEXIM Facility Agent,

SOCIÉTÉ GÉNÉRALE,

as the Common Security Trustee and

and

THE EXPORT-IMPORT BANK OF KOREA,

as the KEXIM Direct Facility Lender and as the Joint Lead Arranger

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ARTICLE 6 CONDITIONS PRECEDENT	19

6.01 Conditions to Closing Date	19
6.02 Conditions to KEXIM Direct Facility True-up Advance	19
6.03 Conditions to KEXIM Direct Facility Second Advance	20
6.04 Conditions to Each KEXIM Direct Facility Loan Borrowing	20

ARTICLE 7 COVENANTS	21

7.01 Incorporation of Common Terms Agreement	21

ARTICLE 8 DEFAULT AND ENFORCEMENT	21

8.01 Events of Default under the Common Terms Agreement. The Events of Default set forth in Section 9 (Events of Default for Secured Debt) of the Common Terms Agreement shall constitute Events of Default under this Agreement, subject to all of the provisions of such Sections in the Common Terms Agreement	21
8.02 Acceleration Upon Bankruptcy	21
8.03 Acceleration Upon Other Event of Default	21
8.04 Action Upon Event of Default	22
8.05 Application of Proceeds	22

ARTICLE 9 THE KEXIM FACILITY AGENT	23

9.01 Appointment and Authority	23
9.02 Rights as a Lender or Secured Hedging Party	24
9.03 Exculpatory Provisions	24
9.04 Reliance by KEXIM Facility Agent	25
9.05 No Liability With Respect To KEXIM	25
9.06 Resignation or Removal of KEXIM Facility Agent	25
9.07 No Amendment to Duties of KEXIM Facility Agent Without Consent	26
9.08 Non-Reliance on KEXIM Facility Agent	26
9.09 No Joint Lead Arranger Duties	27
9.10 Copies	27

9.11 . The KEXIM Facility Agent shall give prompt notice to KEXIM of receipt of each notice or request required or permitted to be given to the KEXIM Facility Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to KEXIM by the Borrower). The KEXIM Facility Agent will distribute to KEXIM each document or instrument (including each document or instrument delivered by the Borrower to the KEXIM Facility Agent pursuant to ARTICLE 5 (Representations and Warranties), ARTICLE 6 (Conditions Precedent) and ARTICLE 7 (Covenants)) received for the account of the KEXIM Facility Agent and copies of all other communications received by the KEXIM Facility Agent from the Borrower for distribution to KEXIM by the KEXIM Facility Agent in accordance with the terms of this Agreement or any other Financing Document

27

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ARTICLE 10 MISCELLANEOUS PROVISIONS	27

10.01 Amendments, Etc	27
10.02 Entire Agreement	27
10.03 Applicable Government Rule; Jurisdiction; Etc	27
10.04 Assignments	29
10.05 Benefits of Agreement	32
10.06 Costs and Expenses	32
10.07 Counterparts; Effectiveness	33
10.08 Indemnification by the Borrower	33
10.09 Interest Rate Limitation	34
10.10 No Waiver; Cumulative Remedies	34
10.11 Notices and Other Communications	35
10.12 Patriot Act Notice	37
10.13 Payments Set Aside	37
10.14 Right of Setoff	37
10.15 Severability	38
10.16 Survival	38
10.17 Treatment of Certain Information; Confidentiality	38
10.18 Waiver of Consequential Damages, Etc	40
10.19 Waiver of Litigation Payments	40
10.20 Reinstatement	40
10.21 No Recourse	40
10.22 Intercreditor Agreement	41
10.23 Termination	41
10.24 Guarantee. In connection with the transactions contemplated by the Financing Documents, KEXIM is also entering into that certain KEXIM Guarantee for the benefit of the KEXIM Covered Facility Lenders. The Borrower agrees that following any payment by KEXIM under the KEXIM Guarantee, for purposes of any payment owed to KEXIM as a result of the subrogation to the rights of the KEXIM Covered Facility Lenders, the term “Excluded Taxes” under the KEXIM Covered Facility Agreement shall have the meaning set forth in this Agreement (and not as defined in the KEXIM Covered Facility Agreement)	41

SCHEDULES

Schedule 2.01 -	Commitment
Schedule 3.01(a) -	Amortization Schedule
Schedule 10.11 -	Notice Information

EXHIBITS

Exhibit A -	Definitions
Exhibit B -	Form of KEXIM Direct Facility Note
Exhibit C -	Form of Lender Assignment Agreement (Commitment and Loans)

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Exhibit D-1 -	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2 -	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3 -	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4 -	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

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This KEXIM DIRECT FACILITY AGREEMENT, dated as of May 28, 2013 (this “Agreement”), is made among SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), KEB NY FINANCIAL CORP. as the KEXIM Facility Agent, SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee and THE EXPORT-IMPORT BANK OF KOREA, an official export credit agency incorporated by the Export-Import Bank of Korea Act as amended on July 25, 2011, duly organized and existing under the laws of the Republic of Korea (“KEXIM”).

W I T N E S S E T H :

WHEREAS, Sabine Pass LNG, L.P. (“SPLNG”), an indirect wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Sponsor”), owns and operates the Sabine Pass LNG Terminal (“Sabine Pass Terminal”) located in Cameron Parish, Louisiana. The Sabine Pass Terminal has liquefied natural gas (“LNG”) regasification and send-out capacity of approximately 4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two marine berths;

WHEREAS, the Borrower intends to design, engineer, develop, procure, construct, install, complete, own, operate and maintain four liquefaction trains, each with a nominal production capacity of at least 182,500,000 MMBtu per annum (as more fully described in the Common Terms Agreement, the “Project”), that will add liquefaction services at the Sabine Pass Terminal and convert the Sabine Pass Terminal into a facility capable of liquefying and exporting domestic U.S. natural gas in addition to importing and regasifying foreign-sourced LNG;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Common Terms Agreement, dated as of July 31, 2012, as amended by that certain First Amendment to Common Terms Agreement, dated as of November 6, 2012, as further amended by that certain Omnibus Amendment, dated as of January 9, 2013, and as further amended by that certain Second Omnibus Amendment (the “Second Omnibus Amendment”), dated as of January 9, 2013, (as so amended, the “Original Common Terms Agreement”), that sets out certain provisions regarding, among other things, common representations and warranties of the Borrower, common covenants of the Borrower, and common Events of Default under the Secured Debt Instruments (as defined in the Original Common Terms Agreement);

WHEREAS, the Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders party thereto (in their capacity as construction/term loan lenders thereunder) entered into that certain Credit Agreement (Term Loan A), dated as of July 31, 2012, as amended by the Second Omnibus Amendment (as so amended, the “Original Credit Agreement”), pursuant to which such Commercial Bank Lenders party thereto (in such capacity) agreed to provide, upon the terms and conditions set forth therein, the loans described therein and to finance the construction of the first two trains of the Project;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent have entered into that certain Intercreditor Agreement, dated as of July 31, 2012, as amended by the Second Omnibus Amendment (as so amended, the “Original Intercreditor Agreement”), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties under the Original Common Terms Agreement against the Borrower and the enforcement by the Secured Parties under the Original Common Terms Agreement of the Security (as defined in the Original Common Terms Agreement), including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

WHEREAS, in connection with the construction of the first two trains of the Project, the Commercial Bank Lenders party to the Original Credit Agreement (in their capacity as construction/term loan lenders thereunder) disbursed to the Borrower an initial advance of one hundred million Dollars ($100,000,000) under the Original Credit Agreement on August 9, 2012 (the “Initial Advance”);

WHEREAS, pursuant to the Second Omnibus Amendment, the Commercial Bank Lenders party to the Original Credit Agreement (in their capacity as construction/term loan lenders thereunder) agreed, upon the terms and conditions set forth therein, to suspend a portion of their Tranche 4 Construction/Term Loan Commitments under and as defined in the Original Credit Agreement subject to the incurrence of Replacement Debt (as defined in the Original Common Terms Agreement) prior to the earlier of (x) June 30, 2013 and (y) the date upon which Expansion Debt is approved in accordance with Section 2.6 of the Original Common Terms Agreement;

WHEREAS, on February 1, 2013, the Borrower, the Initial Senior Bonds Trustee and the guarantors from time to time party thereto, entered into that certain Indenture (the “Original Senior Bonds Indenture”), pursuant to which the Borrower issued Senior Bonds in the aggregate amount of one billion five hundred million Dollars ($1,500,000,000) (the “Original Senior Bonds”), such Original Senior Bonds constituting Replacement Debt (as defined in the Original Common Terms Agreement) being incurred (prior to June 30, 2013 and prior to the approval of Expansion Debt) and therefore resulting in a suspension of one billion three hundred and twenty-six million nine hundred and twenty-seven thousand six hundred and eighty-eight Dollars and sixteen cents ($1,326,927,688.16) of the Tranche 4 Construction/Term Loan Commitments under and as defined in the Original Credit Agreement after the application of one hundred and seventy-three million seventy-two thousand three hundred and eleven Dollars and eighty-four cents ($173,072,311.84) of the proceeds of the Original Senior Bonds towards transaction expenses in connection with such Original Senior Bonds;

WHEREAS, on April 16, 2013, the Borrower, the Initial Senior Bonds Trustee and the guarantors from time to time party thereto, entered into that certain first Supplemental Indenture and second Supplemental Indenture to supplement the Original Senior Bonds Indenture (the “Supplemental Indentures” and together with the Original Senior Bonds Indenture, the “Initial Senior Bonds Indenture”), and pursuant to which the Borrower issued Senior Bonds in the aggregate amount of one billion five hundred million Dollars

($1,500,000,000) (the “Supplemental Senior Bonds” and together with the Original Senior Bonds, the “Initial Senior Bonds”) such Supplemental Senior Bonds constituting Replacement Debt (as defined in the Original Common Terms Agreement) and resulting in cancellation (as a result of certain waivers contained in that certain Waiver Letter, dated April 9, 2013) of one billion three hundred sixty million five hundred sixty-two thousand six hundred nineteen Dollars and fifty-six cents ($1,360,562,619.56) of the Tranche 4 Construction/Term Loan Commitments under and as defined in the Original Credit Agreement after the application of one hundred thirty-nine million four hundred thirty-seven thousand three hundred eighty Dollars and forty-four cents ($139,437,380.44) of the proceeds of the Supplemental Senior Bonds towards transaction expenses in connection with such Supplemental Senior Bonds;

WHEREAS, the Borrower, the Commercial Bank Lenders and certain other parties thereto, as applicable, desire to amend and restate the Original Credit Agreement and certain other Transaction Documents, as set forth below, and the KSURE Covered Facility Lenders, KEXIM, the KEXIM Covered Facility Lenders, and certain other Holders of Senior Debt, if applicable, desire to establish certain additional credit facilities in order to provide funds which are to be used, along with the Funded Equity to finance the design, engineering, development, procurement, construction, installation, completion, ownership, operation and maintenance of the four trains of the Project, to pay certain fees and expenses associated with the Financing Documents and the Senior Debt, fund the Senior Debt Facilities Debt Service Reserve Account, fund operating and working capital expenses of the Project, issue letters of credit and as further described herein and in the other Financing Documents;

WHEREAS, in connection with the amendment and restatement of the Original Credit Agreement and certain other Financing Documents, the Commercial Bank Lenders party thereto are willing to reinstate the Tranche 4 Construction/Term Loan Commitments (as defined in the Original Credit Agreement) as part of the Commercial Banks Facility Commitments;

WHEREAS, the Borrower, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders are entering into that certain KSURE Covered Facility Agreement, pursuant to which the KSURE Covered Facility Lenders will provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the Project and, in connection therewith and as a condition thereto, KSURE will issue the KSURE Insurance to provide, upon the terms and conditions set forth therein, credit support to the KSURE Covered Facility Lenders;

WHEREAS, the Borrower, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders are entering into that certain KEXIM Covered Facility Agreement, pursuant to which the KEXIM Covered Facility Lenders will provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the Project and, in connection therewith and as a condition thereto, KEXIM will issue the KEXIM Guarantee to provide, upon the terms and conditions set forth therein, credit support to the KEXIM Covered Facility Lenders;

WHEREAS, the Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders are entering into an Amended and Restated Credit Agreement (Term Loan A), pursuant to which the Commercial Bank Lenders will provide upon the terms and conditions set forth therein, the loans described therein to finance the construction of the Project;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent are entering into an Amended and Restated Intercreditor Agreement in order to amend and restate the Original Intercreditor Agreement and, among other things, regulate the relationship among the Secured Parties and regulate the claims of the Secured Parties against the Borrower and the enforcement by the Secured Parties of the Security, including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

WHEREAS, the Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, and the Intercreditor Agent are entering into an Amended and Restated Common Terms Agreement and set out certain provisions regarding, among other things: (a) common representations and warranties of the Borrower; (b) common covenants of the Borrower; and (c) common Events of Default under the Secured Debt Instruments;

WHEREAS, the Borrower has requested that KEXIM, an official export credit agency promoting the sound development of the Korean national economy by providing finance required for overseas economic cooperation, such as export and import, overseas investment and exploitation of overseas resources as provided in Article 1 of the Export-Import Bank of Korea Act, establish a credit facility in order to provide funds which are to be used to finance the construction of the Project as further described herein; and

WHEREAS, KEXIM is willing to make such credit facility available in order to achieve the purposes under Article 1 of the Export-Import Bank of Korea Act, upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.01 Defined Terms. Unless the context shall otherwise require, or unless otherwise defined herein in Exhibit A, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.

1.02 Principles of Interpretation. Unless the context shall otherwise require, or unless otherwise provided herein, this Agreement shall be governed by the principles of interpretation in Section 1.2 (Interpretation) of the Common Terms Agreement, mutatis mutandis. In the event of any conflict between the terms of this Agreement and the terms of the Common Terms Agreement, the terms of this Agreement shall prevail as among the parties hereto.

1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

1.04 Accounting and Financial Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Section 1.4 (Accounting and Financial Determinations) of the Common Terms Agreement.

ARTICLE 2

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

2.01 KEXIM Direct Facility Loans. (a) KEXIM shall make loans (each such loan, a “KEXIM Direct Facility Loan”) to the Borrower in an aggregate principal amount not in excess of the KEXIM Direct Facility Commitment, from time to time during the Availability Period, but not more frequently than monthly.

(b) Each KEXIM Direct Facility Loan Borrowing shall be in an amount specified in a Borrowing Notice delivered pursuant to Section 2.3 (Borrowing Notice Requirements) of the Common Terms Agreement.

(c) Proceeds of the KEXIM Direct Facility Loans shall be deposited into the Construction Account solely to fund Project Costs, subject to the terms and conditions set forth herein.

(d) KEXIM Direct Facility Loans repaid or prepaid may not be reborrowed.

2.02 Notice of Borrowings. (a) From time to time, but no more frequently than monthly, subject to the limitations set forth in Section 2.01 (KEXIM Direct Facility Loans) the Borrower may request a KEXIM Direct Facility Loan Borrowing by delivering to the KEXIM Facility Agent a properly completed Borrowing Notice pursuant to Section 2.3 (Borrowing Notice Requirements) of the Common Terms Agreement.

(b) The KEXIM Facility Agent shall promptly (and in no event later than 12:00 p.m., Seoul time, on or before the third Business Day prior to the proposed Borrowing Date) advise KEXIM of any Borrowing Notice delivered pursuant to this Section 2.02.

2.03 Borrowing of Loans. (a) KEXIM shall make a KEXIM Direct Facility Loan in the amount requested in the applicable Borrowing Notice on the proposed Borrowing Date by wire transfer of immediately available funds to the KEXIM Facility Agent, not later than 1:00 p.m., New York City time, and the KEXIM Facility Agent shall transfer and deposit the amounts so received as set forth in Section 2.01(c) (KEXIM Direct Facility Loans) for application in accordance with Section 5.02 (Construction Account) of the Accounts Agreement;

provided that, if a KEXIM Direct Facility Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested KEXIM Direct Facility Loan Borrowing herein specified has not been met, the KEXIM Facility Agent shall return the amounts so received to KEXIM without interest as soon as possible.

(b) The KEXIM Facility Agent shall maintain at the KEXIM Facility Agent’s office (i) a copy of any Lender Assignment Agreement delivered to it pursuant to Section 10.04 (Assignments), and (ii) a register for the recordation of the principal amount of and interest on the KEXIM Direct Facility Loans owing and paid to KEXIM pursuant to the terms hereof from time to time and of amounts received by the KEXIM Facility Agent from the Borrower and whether such amounts constitute principal, interest, fees or other amounts (the “Register”). The Register shall be available for inspection by the Borrower and KEXIM at any reasonable time and from time to time upon reasonable prior notice.

(c) The entries made by the KEXIM Facility Agent in the Register or the accounts maintained by KEXIM shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of KEXIM or the KEXIM Facility Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the KEXIM Direct Facility Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by KEXIM and the accounts and records of the KEXIM Facility Agent in respect of such matters, the accounts and records of KEXIM shall control in the absence of manifest error.

2.04 Termination or Reduction of Commitments. (a) All unused KEXIM Direct Facility Commitments, if any, shall be automatically and permanently terminated on the last day of the Availability Period.

(b) Upon any payment or prepayment of the KEXIM Direct Facility Loans pursuant to Section 3.01 (Repayment of KEXIM Direct Facility Loan Borrowings), Section 3.07 (Optional Prepayment) or Section 3.08 (Mandatory Prepayment), the KEXIM Direct Facility Commitment paid or prepaid shall be automatically and permanently reduced in an amount equal to such payment or prepayment.

(c) The Borrower shall have the right to permanently terminate in whole, and from time to time to permanently reduce in part, the KEXIM Direct Facility Commitment (in a minimum amount of ten million Dollars ($10,000,000)) in accordance with Section 3.3 (Voluntary Cancellation of Secured Debt) of the Common Terms Agreement.

(d) All unused KEXIM Direct Facility Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 8.02 (Acceleration Upon Bankruptcy) or Section 8.03 (Acceleration Upon Other Event of Default) in accordance with the terms thereof.

2.05 KEXIM Direct Facility Notes. (a) To further evidence its obligation to repay the KEXIM Direct Facility Loans, with interest accrued thereon, the Borrower shall issue and deliver to the KEXIM Facility Agent, prior to the KEXIM Direct Facility True-up Advance, a promissory note substantially in the form of Exhibit B (a “KEXIM Direct Facility Note”). The KEXIM Direct Facility Note shall be valid and enforceable as to its principal amount to the extent of the aggregate amounts disbursed and then outstanding hereunder and, as to interest, to the extent of the interest accrued thereon in accordance with the terms of this Agreement. At KEXIM’s reasonable request, the Borrower shall promptly execute and deliver to the KEXIM Facility Agent a new KEXIM Direct Facility Note satisfactory to KEXIM, to the extent necessary to reflect the KEXIM Direct Facility Loan and interest on it then outstanding, to substitute for any KEXIM Direct Facility Note previously delivered to the KEXIM Facility Agent, provided that KEXIM or the KEXIM Facility Agent delivers to the Borrower the original KEXIM Direct Facility Note marked “cancelled”.

(b) The issuance, execution and delivery of any KEXIM Direct Facility Note pursuant to this Agreement shall not be, or be construed as, a novation with respect to this Agreement or any other agreement between KEXIM and the Borrower and shall not limit, reduce or otherwise affect the obligations or rights of the Borrower under this Agreement, and the rights and claims of KEXIM under the KEXIM Direct Facility Note shall not replace or supersede the rights and claims of KEXIM under this Agreement, all subject to the remaining provisions of this Section 2.05.

(c) Payment of the principal amount of the KEXIM Direct Facility Note shall pro tanto discharge the obligation of the Borrower to repay that portion of the KEXIM Direct Facility Loans to which the KEXIM Direct Facility Note relates; and payment of interest accrued on the KEXIM Direct Facility Note shall pro tanto discharge the obligation of the Borrower to pay such amount of interest on that portion of the KEXIM Direct Facility Loans to which the KEXIM Direct Facility Note relates. The KEXIM Facility Agent shall make annotations to the KEXIM Direct Facility Note to record the payment of any interest or principal amount thereunder.

(d) Payment of the principal amount of the KEXIM Direct Facility Loans shall pro tanto discharge the obligation of the Borrower to repay the principal amount of the KEXIM Direct Facility Note relating to that portion of the KEXIM Direct Facility Loans and payment of interest accrued on the KEXIM Direct Facility Loans shall pro tanto discharge the obligation of the Borrower to pay such amount of interest in respect of the KEXIM Direct Facility Note relating to the KEXIM Direct Facility Loans to which such interest relates. The KEXIM Facility Agent shall make annotations to the KEXIM Direct Facility Note to record the payment of any interest or principal amount thereunder.

ARTICLE 3

PAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.01 Repayment of KEXIM Direct Facility Loan Borrowings. (a) The Borrower unconditionally and irrevocably promises to pay to the KEXIM Facility Agent for the account of KEXIM the aggregate outstanding principal amount of the KEXIM Direct Facility Loans on each Quarterly Payment Date, in accordance with the Amortization Schedule.

(b) Notwithstanding anything to the contrary set forth in Section 3.01(a) above, the final principal repayment installment on the Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all KEXIM Direct Facility Loans outstanding on such date.

3.02 Interest Payment Dates. (a) Interest accrued on each KEXIM Direct Facility Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):

(i) with respect to any repayment or prepayment of principal on such KEXIM Direct Facility Loan, on the date of each such repayment or prepayment;

(ii) on the Maturity Date; and

(iii) on the last day of each applicable Interest Period.

(b) Interest accrued on the KEXIM Direct Facility Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event set forth in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement and Section 8.01 (Events of Default under the Common Terms Agreement) of this Agreement only to the extent it relates to Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement.

3.03 Interest Rates. (a) The KEXIM Direct Facility Loans shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of LIBOR for an Interest Period of three (3) months plus the Applicable Margin for such KEXIM Direct Facility Loans.

(b) All KEXIM Direct Facility Loans shall bear interest from (and including) the first day of the applicable Interest Period to (but excluding) the last day of such Interest Period at the interest rate determined as applicable to such KEXIM Direct Facility Loan.

(c) Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than ten (10) separate KEXIM Direct Facility Loan Borrowings outstanding at any one time.

3.04 Post-Maturity Interest Rates; Default Interest Rates. If all or a portion of any Obligation is not paid or deposited when due (whether on the Maturity Date, by acceleration or otherwise), such all or a portion of any Obligation shall bear interest at a rate per annum equal to the sum of (i) two percent (2%), (ii) the Applicable Margin, and (iii) the highest LIBOR applicable to the KEXIM Direct Facility Loans then outstanding (such sum, the “Default Rate”), from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).

3.05 Interest Rate Determination. The KEXIM Facility Agent shall determine the interest rate applicable to the KEXIM Direct Facility Loans and shall give prompt notice of such determination to the Borrower and KEXIM. In each such case, the KEXIM Facility Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.

3.06 Computation of Interest and Fees. (a) All computations of interest for KEXIM Direct Facility Loans shall be made on the basis of a 360-day year and actual days elapsed.

(b) Interest shall accrue on each KEXIM Direct Facility Loan for the day on which the KEXIM Direct Facility Loan is made, and shall not accrue on a KEXIM Direct Facility Loan, or any portion thereof, for the day on which the KEXIM Direct Facility Loan or such portion is paid; provided, that any KEXIM Direct Facility Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c) Each determination by the KEXIM Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.07 Optional Prepayment. (a) The Borrower shall have the right to prepay the KEXIM Direct Facility Loans on not less than five (5) Business Days’ prior written notice to KEXIM and the KEXIM Facility Agent at any time following the end of the Availability Period, as provided in Section 3.2 (Voluntary Prepayment of Secured Debt) of the Common Terms Agreement, subject to the terms and conditions of Section 3 (Repayment and Prepayments) of the Common Terms Agreement.

(b) Any partial prepayment of the KEXIM Direct Facility Loans under this Section 3.07 shall be in an amount that is not less than the amount specified in Section 3.2 (Voluntary Prepayment of Secured Debt) of the Common Terms Agreement.

(c) All prepayments under this Section 3.07 shall be made by the Borrower to the KEXIM Facility Agent for the account of KEXIM and shall be applied by the KEXIM Facility Agent in accordance with Section 3.07(d). Each notice of optional prepayment will be irrevocable, except that a notice of prepayment given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities and/or the issuance of other debt, in which case such notice may be revoked by the Borrower (by notice to KEXIM and the KEXIM Facility Agent on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall pay any Break Costs incurred by any KEXIM Direct Facility Secured Party as a result of such notice and revocation.

(d) With respect to each prepayment to be made pursuant to this Section 3.07, on the date specified in the notice of prepayment delivered pursuant to Section 3.07(a), the Borrower shall pay to the KEXIM Facility Agent the sum of the following amounts:

(i) the principal of, and accrued but unpaid interest on, the KEXIM Direct Facility Loans to be prepaid;

(ii) any additional amounts required to be paid under Section 4.05 (Funding Losses); and

(iii) any other Obligations due to KEXIM in connection with any prepayment under the Financing Documents.

(e) Amounts of any KEXIM Direct Facility Loans prepaid pursuant to this Section 3.07 may not be reborrowed.

3.08 Mandatory Prepayment. (a) The Borrower shall be required to prepay the KEXIM Direct Facility Loans in accordance with Section 3.4 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, subject to the terms and conditions of Section 3 (Repayment and Prepayments) of the Common Terms Agreement.

(b) With respect to each prepayment to be made pursuant to this Section 3.08, on the date required pursuant to Section 3.4 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, the Borrower shall pay to the KEXIM Facility Agent the sum of the following amounts:

(i) the principal of, and accrued but unpaid interest on, the KEXIM Direct Facility Loans to be prepaid;

(ii) any additional amounts required to be paid under Section 4.05 (Funding Losses); and

(iii) any other Obligations due to KEXIM in connection with any prepayment under the Financing Documents.

(c) Amounts of any KEXIM Direct Facility Loans prepaid pursuant to this Section 3.08 may not be reborrowed.

(d) If the Borrower chooses to incur Replacement Debt pursuant to Section 2.5 (Replacement Debt) of the Common Terms Agreement, the Borrower shall use the proceeds of such Replacement Debt, on a pro rata basis, other than in the case of Section 2.5(j)(ii) of the Common Terms Agreement, with respect to all other Senior Debt Instruments that require such prepayment, to prepay the KEXIM Direct Facility Loans.

3.09 Time and Place of Payments. (a) The Borrower shall make each payment (including any payment of principal of or interest on any KEXIM Direct Facility Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 12:00 noon, New York City time, on the date when due in Dollars and, in immediately available funds, to the KEXIM Facility Agent at the following account: A/C# 400954044, ABA# 021000021, Attn: Syndicated Loans Dept., Ref: Sabine Pass Project, or at such other office or account as may from time to time be specified by the KEXIM Facility Agent to the Borrower. Funds received after 12:00 noon, New York City time, shall be deemed to have been received by the KEXIM Facility Agent on the next succeeding Business Day.

(b) The KEXIM Facility Agent shall promptly remit in immediately available funds to KEXIM any payments received by the KEXIM Facility Agent for the account of KEXIM.

(c) Whenever any payment (including any payment of principal of or interest on any KEXIM Direct Facility Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period”) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

3.10 Borrowings and Payments Generally. (a) Nothing herein shall be deemed to obligate KEXIM to obtain funds for any KEXIM Direct Facility Loan in any particular place or manner or to constitute a representation by KEXIM that it has obtained or will obtain funds for any KEXIM Direct Facility Loan in any particular place or manner.

(b) The Borrower hereby authorizes KEXIM, if and to the extent payment owed to KEXIM is not made when due under this Agreement or under the KEXIM Direct Facility Notes held by KEXIM, to charge from time to time against any or all of the Borrower’s accounts with KEXIM any amount so due.

3.11 Fees. (a) From and including the date hereof until the end of the Availability Period, the Borrower agrees to pay to the KEXIM Facility Agent, for the account of KEXIM, on the last Business Day of each Fiscal Quarter, a commitment fee (the “Commitment Fee”) at a rate per annum equal to 40% of the Applicable Margin applicable to KEXIM Direct Facility Loans on the average daily amount by which the KEXIM Direct Facility Commitment exceeds the aggregate outstanding principal amount of the KEXIM Direct Facility Loans during the Fiscal Quarter (or portion thereof) then ended; provided that all Commitment Fees shall be payable in arrears and computed on the basis of the actual number of days elapsed in a year of 360 days, as prorated for any partial quarter, as applicable.

(b) The Borrower agrees to pay to the KEXIM Facility Agent, for the account of KEXIM, a front-end fee (the “Front-End Fee”) in an amount equal to 2.50% of the KEXIM Direct Facility Commitment on the earlier of (i) the KEXIM Direct Facility True-up Advance (in which case such fee may be paid from the proceeds of the KEXIM Direct Facility True-up Advance), and (ii) the date that is thirty (30) days after the date of this Agreement.

(c) Notwithstanding the foregoing, the Borrower will not be required to pay any Commitment Fee or Front-end Fee to KEXIM with respect to any period in which KEXIM was a Defaulting Lender.

(d) The Borrower agrees to pay or cause to be paid to the KEXIM Facility Agent for the account of KEXIM and the KEXIM Facility Agent, additional fees in the amounts and at the times from time to time agreed to by the Borrower and the KEXIM Facility Agent, including pursuant to the KEXIM Facility Agent Fee Letter.

(e) All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

ARTICLE 4

LIBOR AND TAX PROVISIONS

4.01 LIBOR Lending Unlawful. In the event that it becomes unlawful or, by reason of a Change in Law, KEXIM is unable to honor its obligation to make or maintain KEXIM Direct Facility Loans, then KEXIM will promptly notify the Borrower of such event (with a copy to the KEXIM Facility Agent) and (a) KEXIM’s obligation to make or to continue KEXIM Direct Facility Loans shall be suspended until such time as KEXIM may again make and maintain KEXIM Direct Facility Loans and (b) subject to Section 3.4 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, the Borrower shall prepay in full that portion of the KEXIM Direct Facility Loan that KEXIM advises is so affected, on or before the last day of the then-current Interest Period or, if earlier, such date as shall be mandated by such Change in Law. At the Borrower’s request, KEXIM shall use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its KEXIM Direct Facility Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of KEXIM, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject KEXIM to any unreimbursed cost or expense and would not otherwise be disadvantageous to KEXIM. The Borrower shall pay all reasonable costs and expenses incurred by KEXIM in connection with any such designation or assignment.

4.02 Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for a KEXIM Direct Facility Loan:

(a) the KEXIM Facility Agent reasonably determines that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b) the KEXIM Facility Agent is advised by KEXIM that KEXIM has reasonably determined that LIBOR for such Interest Period will not adequately and fairly reflect the cost to KEXIM of making or maintaining its KEXIM Direct Facility Loans for such Interest Period;

then the KEXIM Facility Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and KEXIM by telephone or telecopy as promptly as practicable thereafter and, until the KEXIM Facility Agent notifies the Borrower and KEXIM that the circumstances giving rise to such notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practical), (i) during the thirty (30) day period following such Rate Determination Notice (the “Negotiation Period”) the KEXIM Facility Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for such KEXIM Direct Facility Loans which shall reflect the cost to KEXIM of funding the KEXIM

Direct Facility Loans from alternative sources (a “Substitute Basis”) and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of LIBOR to all Interest Periods commencing on or after the first day of the affected Interest Period and (ii) if a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the KEXIM Direct Facility Loans; provided, however, that if the Borrower does not elect so to prepay, KEXIM shall determine (and shall certify from time to time in a certificate delivered by KEXIM to the KEXIM Facility Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to KEXIM of funding the KEXIM Direct Facility Loans for the Interest Period commencing on or after the first day of the affected Interest Period, until the circumstances giving rise to such notice have ceased to apply and such rate basis shall be binding upon the Borrower and KEXIM and shall apply in lieu of LIBOR for the affected Interest Period.

4.03 Increased Costs. (a) (1) If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, KEXIM; (B) subject the KEXIM Facility Agent or KEXIM to any Taxes (other than (i) Indemnified Taxes and (ii) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on KEXIM or the London interbank market any other condition, cost or expense affecting this Agreement or KEXIM Direct Facility Loans; and (2) the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any KEXIM Direct Facility Loan (or of maintaining its obligation to make any such KEXIM Direct Facility Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 4.04 (Obligation to Mitigate)).

(b) If KEXIM reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on KEXIM’s capital as a consequence of this Agreement or any of the KEXIM Direct Facility Loans to a level below that which KEXIM could have achieved but for such Change in Law (taking into consideration KEXIM’s policies with respect to capital adequacy and liquidity), then from time to time upon notice by KEXIM, the Borrower shall pay within thirty (30) days following the receipt of such notice to KEXIM such additional amount or amounts as will compensate KEXIM in full for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 4.04 (Obligation to Mitigate)). In determining such amount, KEXIM may use any method of averaging and attribution that it (in its sole discretion) shall deem appropriate.

(c) To claim any amount under this Section 4.03, the KEXIM Facility Agent or KEXIM, as applicable, shall promptly deliver to the Borrower (with a copy to the KEXIM Facility Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate the KEXIM Facility Agent or KEXIM, as the case may be, as specified in subsection (a) or (b) and delivery to the Borrower shall be prima facie evidence of the matters to which it relates. The Borrower shall pay the KEXIM Facility Agent or KEXIM, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Promptly after the KEXIM Facility Agent or KEXIM, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 4.03, such Person shall notify the Borrower thereof (with a copy to the KEXIM Facility Agent). Failure or delay on the part of the KEXIM Facility Agent or KEXIM to demand compensation pursuant to this Section 4.03 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 4.03 for any increased costs or reductions attributable to the failure of such Person to notify Borrower within two hundred seventy (270) days after the Change in Law giving rise to those increased costs or reductions of such Person’s intention to claim compensation for those circumstances; provided further that, if the Change in Law giving rise to those increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include that period of retroactive effect.

4.04 Obligation to Mitigate. (a) If KEXIM requests compensation under Section 4.03 (Increased Costs), or if the Borrower is required to pay any additional amount to KEXIM or any Government Authority for the account of KEXIM pursuant to Section 4.06 (Taxes), then, KEXIM, if requested by the Borrower in writing, shall use commercially reasonable efforts to designate a different lending office for funding or booking its KEXIM Direct Facility Loans hereunder or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of KEXIM, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.03 (Increased Costs) or Section 4.06 (Taxes), as applicable, in the future and (ii) would not subject KEXIM to any material unreimbursed cost or expense and would not otherwise be disadvantageous to KEXIM in any material respect, contrary to KEXIM’s normal banking proactive or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by KEXIM in connection with any such designation or assignment.

(b) If KEXIM requests compensation under Section 4.03 (Increased Costs), or if the Borrower is required to pay any additional amount to KEXIM or any Government Authority for the account of KEXIM pursuant to Section 4.06 (Taxes) and, in each case, KEXIM has declined or is unable to designate a different lending office or to make an assignment in accordance with Section 4.04(a), then the Borrower may, at its sole expense and effort, upon notice in writing to KEXIM and the KEXIM Facility Agent, request KEXIM to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04 (Assignments)), all (but not less than all) its interests, rights and obligations under this Agreement (including all of its KEXIM Direct Facility Loans and KEXIM Direct Facility Commitments) to an Eligible Assignee that shall assume such obligations (which assignee may be an Eligible Facility Lender, if an Eligible Facility Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the KEXIM Facility Agent, (ii) KEXIM shall have received payment of an amount equal to all Obligations of the Borrower owing to KEXIM from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other Obligations) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.03 (Increased Costs)

or payments required to be made pursuant to Section 4.06 (Taxes), such assignment will result in the elimination or reduction of such compensation or payments. KEXIM shall not be required to make any such assignment and delegation if, as a result of a waiver by KEXIM of its rights under Sections 4.03 (Increased Costs) or 4.06 (Taxes), as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If, notwithstanding the satisfaction of each of the conditions set forth in Sections 4.03 (Increased Costs) or 4.06 (Taxes), KEXIM refuses to be replaced pursuant to this Section 4.04, the Borrower shall not be obligated to pay KEXIM any of the compensation referred to in this Section 4.04 or any additional amounts incurred or accrued under Sections 4.03 (Increased Costs) or 4.06 (Taxes) from and after the date that such replacement would have occurred but for KEXIM’s refusal.

4.05 Funding Losses. In the event of (a) the payment of any principal of any KEXIM Direct Facility Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any KEXIM Direct Facility Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any KEXIM Direct Facility Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.04 (Obligation to Mitigate), then, in any such event, the Borrower shall compensate KEXIM for the loss, cost and expense attributable to such event. Such loss, cost or expense to KEXIM shall be deemed to be the amount determined by the KEXIM Facility Agent (based upon the information delivered to it by KEXIM) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such KEXIM Direct Facility Loan had such event not occurred, at LIBOR that would have been applicable to such KEXIM Direct Facility Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue a KEXIM Direct Facility Loan, for the period that would have been the Interest Period for such KEXIM Direct Facility Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which KEXIM would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the LIBOR market. To claim any amount under this Section 4.05, the KEXIM Facility Agent shall promptly deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that KEXIM is entitled to receive pursuant to this Section 4.05 (including calculations, in reasonable detail, showing how the KEXIM Facility Agent computed such amount or amounts), which certificate shall be based upon the information delivered to the KEXIM Facility Agent by KEXIM. The Borrower shall pay to the KEXIM Facility Agent for the benefit of KEXIM the amount due and payable and set forth on any such certificate within thirty (30) days after receipt thereof.

4.06 Taxes. For purposes of this Section 4.06, the term “applicable Governmental Rule” includes FATCA.

(a) Payments Free of Taxes. Any and all payments on account of any Obligations shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Government Rule; provided that, if the Withholding Agent is required to deduct or withhold any Taxes from those payments pursuant to applicable Government Rule, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable Government Rule and (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.06), each Person entitled thereto receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrower. In addition, but without duplication of the provisions of Section 4.06(a), the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with any applicable Government Rule.

(c) Indemnification by the Borrower. The Borrower shall indemnify KEXIM, each Other Recipient and the KEXIM Facility Agent, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Person on or with respect to any payment on account of any Obligation or required to be deducted or withheld from such payment and any Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.06), and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. To claim any amount under this Section 4.06(c), the KEXIM Facility Agent, KEXIM or Other Recipient (as applicable) must deliver to the Borrower (with a copy to the KEXIM Facility Agent) a certificate in reasonable detail as to the amount of such payment or liability, which certificate shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 4.06, the Borrower shall deliver to the KEXIM Facility Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the KEXIM Facility Agent. If no Taxes are payable with respect to any payment hereunder, promptly upon the request of the KEXIM Facility Agent, the Borrower will furnish to the KEXIM Facility Agent a statement to such effect with respect to each jurisdiction designated by the KEXIM Facility Agent.

(e) Status of Lenders. (i) KEXIM or any other Person who becomes a lender under this Agreement pursuant to Section 10.04(b) (Assignments) (a “New Lender”), if entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder, shall deliver to the Borrower and the KEXIM Facility Agent, at the time or times reasonably requested by the Borrower or the KEXIM Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the KEXIM Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, KEXIM or New Lender, if reasonably requested by the Borrower or the KEXIM Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the KEXIM Facility Agent as will enable the Borrower or the KEXIM Facility Agent to determine whether or not KEXIM or New Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.06(e)(ii) (B) and (ii)(C) and Section 4.06(f) below) shall not be required if in KEXIM’s or New Lender’s reasonable judgment such completion, execution or submission would subject KEXIM or New Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of KEXIM or New Lender.

(ii)	Without limiting the generality of the foregoing:

A. Any New Lender that is a United States Person shall deliver to the KEXIM Facility Agent for transmission to the Borrower, on or prior to the date on which such New Lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the KEXIM Facility Agent), executed originals of IRS Form W-9 certifying that such New Lender is exempt from U.S. federal backup withholding tax;

B. KEXIM or any New Lender that is not a United States Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the KEXIM Facility Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of KEXIM) or on or prior to the date of the assignment and acceptance pursuant to which it becomes a lender under this Agreement (in the case of a New Lender), and from time to time thereafter upon the reasonable request of the Borrower or the KEXIM Facility Agent, whichever of the following is applicable: (i) in the case of any New Lender that is a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) in the case of any New Lender, executed originals of IRS Form W-8ECI; (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; (iv) executed originals of IRS Form W-8EXP, or (v) to the extent any New Lender that is a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8EXP, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit

D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

C. KEXIM or any New Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 4.06(e) hereby agree, from time to time after the initial delivery by KEXIM or New Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that KEXIM or New Lender shall, upon reasonable request by the Borrower or the KEXIM Facility Agent, (i) promptly deliver to the KEXIM Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 10.04(d) (Assignments)) two new original copies of the applicable forms, certificates or other evidence, properly completed and duly executed by KEXIM or New Lender, and such other documentation required under the Code and reasonably requested in writing by Borrower or the KEXIM Facility Agent to confirm or establish that KEXIM or New Lender is not subject to (or is subject to reduced) deduction or withholding of United States federal income tax with respect to payments to KEXIM or New Lender under this Agreement, or (ii) notify the KEXIM Facility Agent and the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 10.04(d) (Assignments)) of its inability to deliver any such forms, certificates or other evidence. This Section 4.06(e) applies without duplication of the provisions of Section 4.06(f).

(f) FATCA. If a payment made to KEXIM or a New Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if KEXIM or such New Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), KEXIM shall deliver to the KEXIM Facility Agent at the time or times prescribed by Government Rule and at such time or times reasonably requested by the Borrower or the KEXIM Facility Agent such documentation prescribed by applicable Government Rule (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the KEXIM Facility Agent as may be necessary for the Borrower and the KEXIM Facility Agent to comply with their obligations under FATCA and to determine that KEXIM or such New Lender has complied with KEXIM’s or such New Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.06(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Refunds. If the KEXIM Facility Agent, KEXIM or a New Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.06, it shall pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses (including Taxes) incurred by the KEXIM Facility Agent, KEXIM or such New Lender, as the case may be, and without interest (other than interest paid by the relevant Government Authority with respect to such refund), provided that, (i) the Borrower, upon the request of the KEXIM Facility Agent, KEXIM or a New Lender (as the case may be), shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the KEXIM Facility Agent, KEXIM or such New Lender, as applicable, in the event the KEXIM Facility Agent, KEXIM or such New Lender, as applicable, is required to repay such refund to such Government Authority, and (ii) in no event will the KEXIM Facility Agent, KEXIM or such New Lender be required to pay any amount to the Borrower pursuant to this Section 4.06(g), the payment of which would place the KEXIM Facility Agent, KEXIM or such New Lender in a less favorable net after-Tax position than the KEXIM Facility Agent, KEXIM or such New Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the KEXIM Facility Agent, KEXIM or a New Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.01 Incorporation of Representations and Warranties in the Common Terms Agreement. The Borrower makes to KEXIM, the KEXIM Facility Agent and the Common Security Trustee the representations and warranties set forth in Section 4 (Representations and Warranties) of the Common Terms Agreement on the dates set forth therein.

ARTICLE 6

CONDITIONS PRECEDENT

6.01 Conditions to Closing Date. The occurrence of the Closing Date and the effectiveness of the KEXIM Direct Facility Commitments are subject to the satisfaction of the conditions precedent specified in Schedule 5.1 (Conditions to Closing Date) to the Common Terms Agreement, in each case to the satisfaction of KEXIM, unless, in each case, waived by KEXIM.

6.02 Conditions to KEXIM Direct Facility True-up Advance. In addition to the conditions set forth in Section 6.04 (Conditions to Each KEXIM Direct Facility Loan Borrowing), the obligation of KEXIM to make available its KEXIM Direct Facility True-up Advance is subject to the satisfaction of the conditions precedent specified in Schedule 5.2 (Conditions to the True-up Advance) to the Common Terms Agreement, in each case to the satisfaction of KEXIM, unless, in each case, waived by KEXIM.

6.03 Conditions to KEXIM Direct Facility Second Advance. In addition to the conditions set forth in Section 6.04 (Conditions to Each KEXIM Direct Facility Loan Borrowing), the obligation of KEXIM to make available its KEXIM Direct Facility Second Advance is subject to the satisfaction of the conditions precedent specified in Schedule 5.3 (Conditions to the Second Advance) to the Common Terms Agreement, in each case to the satisfaction of the Majority Aggregate Secured Credit Facilities Debt Participants, unless, in each case, waived by the Majority Aggregate Secured Credit Facilities Debt Participants.

6.04 Conditions to Each KEXIM Direct Facility Loan Borrowing. The obligation of KEXIM to make any KEXIM Direct Facility Loan hereunder is subject to the satisfaction of each of the conditions precedent specified in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement, (other than items (a) and (b) in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement in the case of the KEXIM Direct Facility True-up Advance), in each case to the satisfaction of:

(a) in the case of the KEXIM Direct Facility True-up Advance, each of the Facility Lenders unless, in each case, waived by each of the Facility Lenders;

(b) in the case of the KEXIM Direct Facility Second Advance:

(i) with respect to the condition precedent in item (e) in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement, each of the Facility Lenders unless waived by each of the Facility Lenders;

(ii) with respect to the condition precedent in item (d) in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement with respect to the bringdown of the representation and warranty in Section 4.24 (Material Adverse Effect) of the Common Terms Agreement, the Supermajority Aggregate Secured Credit Facilities Debt Participants unless waived by the Supermajority Aggregate Secured Credit Facilities Debt Participants;

(iii) with respect to the condition precedent in item (d) in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement with respect to the bringdown of the representation and warranty in Section 4.6 (Government Approvals; Government Rules) of the Common Terms Agreement, the Special Supermajority Aggregate Secured Credit Facilities Debt Participants unless waived by the Special Supermajority Aggregate Secured Credit Facilities Debt Participants; and

(iv) with respect to each other condition precedent set forth in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement, the Majority Aggregate Secured Credit Facilities Debt Participants, unless, in each case, waived by the Majority Aggregate Secured Credit Facilities Debt Participants; and

(c) in the case of all Advances made after the KEXIM Direct Facility Second Advance, the Majority Aggregate Secured Credit Facilities Debt Participants, unless waived by the Majority Aggregate Secured Credit Facilities Debt Participants.

ARTICLE 7

COVENANTS

7.01 Incorporation of Common Terms Agreement. The Borrower agrees with KEXIM, KEXIM Facility Agent and the Common Security Trustee that it will perform or observe (as applicable) the obligations set forth in Section 6 (Affirmative Covenants), Section 7 (Negative Covenants) and Section 8 (Reporting Requirements) of the Common Terms Agreement in accordance with the terms thereof.

ARTICLE 8

DEFAULT AND ENFORCEMENT

8.01 Events of Default under the Common Terms Agreement. The Events of Default set forth in Section 9 (Events of Default for Secured Debt) of the Common Terms Agreement shall constitute Events of Default under this Agreement, subject to all of the provisions of such Sections in the Common Terms Agreement.

8.02 Acceleration Upon Bankruptcy. If any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement occurs with respect to the Borrower, all outstanding KEXIM Direct Facility Commitments, if any, shall automatically terminate and the outstanding principal amount of the outstanding KEXIM Direct Facility Loans and all other Obligations shall automatically be and become immediately due and payable, in each case without notice, demand or further act of the KEXIM Facility Agent, KEXIM, the Common Security Trustee or any other KEXIM Direct Facility Secured Party.

8.03 Acceleration Upon Other Event of Default. (a) If any Event of Default occurs for any reason (except the occurrence of any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement with respect to the Borrower, for which provision is made in Section 8.02 (Acceleration Upon Bankruptcy)), whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the KEXIM Facility Agent may, or upon the direction of KEXIM shall, by written notice to the Borrower declare all or any portion of the outstanding principal amount of the KEXIM Direct Facility Loans and other Obligations to be due and payable or all the KEXIM Direct Facility Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such KEXIM Direct Facility Loans and other Obligations that have been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and such outstanding KEXIM Direct Facility Commitments shall terminate.

(b) Any declaration made pursuant to this Section 8.03 may, should KEXIM in its sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the KEXIM Direct Facility Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that, no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

8.04 Action Upon Event of Default. Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the KEXIM Facility Agent may, or upon the direction of KEXIM shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other Financing Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the KEXIM Facility Agent or KEXIM may elect, in addition to such other rights or remedies as the KEXIM Facility Agent and KEXIM may have hereunder, under the other Financing Documents or at law or in equity:

(a) Without any obligation to do so, make disbursements or KEXIM Direct Facility Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as KEXIM in its sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or KEXIM’s interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the KEXIM Facility Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the KEXIM Direct Facility Commitments;

(b) Apply or execute upon any amounts on deposit in any Account or any other monies of the Borrower on deposit with the KEXIM Facility Agent, KEXIM or the Accounts Bank in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral;

(c) Enter into possession of the Project and perform or cause to be performed any and all work and labor necessary to complete construction of the Project substantially according to the EPC Contracts or to operate and maintain the Project, and all sums expended by the KEXIM Facility Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the KEXIM Facility Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the KEXIM Direct Facility Commitments.

8.05 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, any moneys received by the KEXIM Facility Agent from the Common Security Trustee after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the KEXIM Facility Agent against the Obligations in the following order of priority (but without prejudice to the right of KEXIM, subject to the terms of the Intercreditor Agreement, to recover any shortfall from the Borrower):

(a) first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the KEXIM Facility Agent, the Common Security Trustee, the Accounts Bank, or the Intercreditor Agent in their respective capacities as such;

(b) second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under ARTICLE 4 (LIBOR and Tax Provisions) to KEXIM, as certified by the KEXIM Facility Agent;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the KEXIM Direct Facility Loans, as certified by the KEXIM Facility Agent;

(d) fourth, to that principal amount of the KEXIM Direct Facility Loans payable to KEXIM (in inverse order of maturity), as certified by the KEXIM Facility Agent; and

(e) fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.

ARTICLE 9

THE KEXIM FACILITY AGENT

9.01 Appointment and Authority. (a) KEXIM hereby appoints, designates and authorizes KEB NY Financial Corp. as its KEXIM Facility Agent under and for purposes of each Financing Document to which the KEXIM Facility Agent is a party, and in its capacity as the KEXIM Facility Agent, to act on its behalf as Secured Debt Holder Group Representative and the Designated Voting Party (as defined in the Intercreditor Agreement) for KEXIM. KEB NY Financial Corp. hereby accepts this appointment and agrees to act as the KEXIM Facility Agent for KEXIM in accordance with the terms of this Agreement. KEXIM appoints and authorizes the KEXIM Facility Agent to act on its behalf under each Financing Document to which it is a party and in the absence of other written instructions from KEXIM received from time to time by the KEXIM Facility Agent (with respect to which the KEXIM Facility Agent agrees that it will comply, except as otherwise provided in this Section 9.01 or as otherwise advised by counsel, and subject in all cases to the terms of the Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the KEXIM Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the KEXIM Facility Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the KEXIM Facility Agent have or be deemed to have any fiduciary relationship with KEXIM or other KEXIM Direct Facility Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the KEXIM Facility Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the KEXIM Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The provisions of this ARTICLE 9 are solely for the benefit of the KEXIM Facility Agent and KEXIM, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 9.06(a) and (b) (Resignation or Removal of KEXIM Facility Agent).

9.02 Rights as a Lender or Secured Hedging Party. Each Person serving as the KEXIM Facility Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Commercial Bank Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender or Secured Hedging Party, as the case may be, as any other Commercial Bank Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender or Secured Hedging Party, as the case may be, and may exercise the same as though it were not the KEXIM Facility Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the KEXIM Facility Agent hereunder and without any duty to account therefor to KEXIM.

9.03 Exculpatory Provisions. (a) The KEXIM Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the KEXIM Facility Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the KEXIM Facility Agent is required to exercise as directed in writing by KEXIM; provided that the KEXIM Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the KEXIM Facility Agent to liability or that is contrary to any Financing Document or applicable Government Rule; or

(iii) except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall the KEXIM Facility Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the KEXIM Facility Agent or any of its Affiliates in any capacity.

(b) The KEXIM Facility Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of KEXIM or (ii) in the absence of its own gross negligence or willful misconduct. The KEXIM Facility Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the KEXIM Facility Agent in writing by the Borrower or KEXIM.

(c) The KEXIM Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, or (v) the satisfaction of any condition set forth in ARTICLE 6 (Conditions Precedent) or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the KEXIM Facility Agent.

9.04 Reliance by KEXIM Facility Agent. The KEXIM Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The KEXIM Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a KEXIM Direct Facility Loan that by its terms must be fulfilled to the satisfaction of KEXIM, the KEXIM Facility Agent may presume that such condition is satisfactory to KEXIM unless the KEXIM Facility Agent has received notice to the contrary from KEXIM prior to the making of such KEXIM Direct Facility Loan. The KEXIM Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 No Liability With Respect To KEXIM. The KEXIM Facility Agent acknowledges and agrees that, notwithstanding anything to the contrary in any Financing Document, in no event shall KEXIM (a) be obliged to pay any fee to the KEXIM Facility Agent, including any fees specified in the KEXIM Facility Agent Fee Letter, regardless of any failure of the Borrower to pay such fees and (b) have any payment obligations (including reimbursement obligations and indemnification obligations) to the KEXIM Facility Agent.

9.06 Resignation or Removal of KEXIM Facility Agent. (a) The KEXIM Facility Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty (30) days’ prior written notice to the Borrower and KEXIM. The KEXIM Facility Agent may be removed at any time (i) by KEXIM for such Person’s gross negligence or willful misconduct or (ii) by the Borrower, with the consent of KEXIM, for such Person’s gross negligence or willful misconduct. In the event KEB NY Financial Corp. is no longer the KEXIM Facility Agent, any successor KEXIM Facility Agent may be removed at any time with cause by KEXIM. Any such resignation or removal shall take effect upon the appointment of a successor KEXIM Facility Agent, in accordance with this Section 9.06.

(b) Upon any notice of resignation by the KEXIM Facility Agent or upon the removal of the KEXIM Facility Agent by KEXIM, or by the Borrower with the approval of KEXIM pursuant to Section 9.06(a), KEXIM shall appoint a successor KEXIM Facility Agent, hereunder and under each other Financing Document to which the KEXIM Facility Agent is a party, such successor KEXIM Facility Agent to be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000); provided that, if no Default or Event of Default shall then be continuing, appointment of a successor KEXIM Facility Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor KEXIM Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c) If no successor KEXIM Facility Agent has been appointed by KEXIM within thirty (30) days after the date such notice of resignation was given by such resigning KEXIM Facility Agent, or KEXIM elected to remove such Person, any KEXIM Direct Facility Secured Party may petition any court of competent jurisdiction for the appointment of a successor KEXIM Facility Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor KEXIM Facility Agent, who shall serve as KEXIM Facility Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as KEXIM appoints a successor KEXIM Facility Agent, as provided above.

(d) Upon the acceptance of a successor’s appointment as KEXIM Facility Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) KEXIM Facility Agent, and the retiring (or removed) KEXIM Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of the KEXIM Facility Agent hereunder and under the other Financing Documents, the provisions of this ARTICLE 9 and Section 10.08 (Indemnification by the Borrower) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as KEXIM Facility Agent.

9.07 No Amendment to Duties of KEXIM Facility Agent Without Consent. The KEXIM Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such KEXIM Facility Agent shall have given its prior written consent, in its capacity as KEXIM Facility Agent thereto.

9.08 Non-Reliance on KEXIM Facility Agent. KEXIM acknowledges that it has, independently and without reliance upon the KEXIM Facility Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its extensions of credit. KEXIM also acknowledges that it will, independently and without reliance upon the KEXIM Facility Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

9.09 No Joint Lead Arranger Duties. Anything herein to the contrary notwithstanding, KEXIM as Joint Lead Arranger shall not have any powers, duties or responsibilities under this Agreement except in its capacity as KEXIM Direct Facility Lender.

9.10 Copies. The KEXIM Facility Agent shall give prompt notice to KEXIM of receipt of each notice or request required or permitted to be given to the KEXIM Facility Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to KEXIM by the Borrower). The KEXIM Facility Agent will distribute to KEXIM each document or instrument (including each document or instrument delivered by the Borrower to the KEXIM Facility Agent pursuant to ARTICLE 5 (Representations and Warranties), ARTICLE 6 (Conditions Precedent) and ARTICLE 7 (Covenants)) received for the account of the KEXIM Facility Agent and copies of all other communications received by the KEXIM Facility Agent from the Borrower for distribution to KEXIM by the KEXIM Facility Agent in accordance with the terms of this Agreement or any other Financing Document.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.01 Amendments, Etc. Subject to the terms of the Intercreditor Agreement, no consent, amendment, waiver or termination of any provision of this Agreement shall be effective unless in writing signed by the Borrower and KEXIM, and each such amendment, waiver, termination or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver, termination or consent shall, unless in writing and signed by the KEXIM Facility Agent or the Common Security Trustee, as applicable, in addition to KEXIM, affect the rights or duties of, or any fees or other amounts payable to, the KEXIM Facility Agent or the Common Security Trustee.

10.02 Entire Agreement. This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

10.03 Applicable Government Rule; Jurisdiction; Etc. (a) THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR, IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.03(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 10.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction if applicable law does not permit a claim, action or proceeding referred to in the first sentence of Section 10.03(b) to be filed, heard or determined in or by the courts specified therein.

(e) Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 10.03(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.03.

10.04 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of KEXIM and the KEXIM Facility Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and KEXIM or any New Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.04(b), (ii) with respect to a New Lender, by way of participation in accordance with Section 10.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Subject to this Section 10.04(b), KEXIM may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its KEXIM Direct Facility Commitment or the KEXIM Direct Facility Loans at the time owing to it) (provided that, on the date of such assignment, such assignment would not result in an increase in amounts payable by the Borrower under Section 4.03 (Increased Costs) or Section 4.05 (Funding Losses), unless such increase in amounts payable measured on such date of assignment is waived by KEXIM and such Eligible Assignee). Except in the case of (x) an assignment of the entire remaining amount of KEXIM’s KEXIM Direct Facility Commitment and the KEXIM Direct Facility Loans at the time owing to it or (y) an assignment to an Eligible Facility Lender, or an Affiliate of an Eligible Facility Lender, or an Approved Fund with respect to an Eligible Facility Lender, the sum of (1) the outstanding KEXIM Direct Facility Commitments, if any, and (2) the outstanding KEXIM Direct Facility Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the KEXIM Facility Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than five million Dollars ($5,000,000) and, with respect to the assignment of the KEXIM Direct Facility Loans, in integral multiples of one million Dollars ($1,000,000), unless the KEXIM Facility Agent otherwise consents in writing. Each partial assignment shall be made as an assignment of the same percentage of outstanding KEXIM Direct Facility Commitment and outstanding KEXIM Direct Facility Loans and a proportionate part of KEXIM’s rights and obligations under this Agreement with respect to the KEXIM Direct Facility Loan and the KEXIM Direct Facility Commitment. The parties to each assignment shall execute and deliver to the KEXIM Facility Agent a Lender Assignment Agreement, in the form of Exhibit C, together with a processing and recordation fee of three thousand five hundred Dollars ($3,500); provided that (A) no such fee shall be payable in the case of an assignment to an Eligible Facility Lender, an Affiliate thereof or an Approved Fund with respect to an Eligible Facility Lender, as applicable, and (B) in the case of contemporaneous assignments by KEXIM to one or more Approved Funds managed by the same investment advisor, only a single such three thousand five hundred Dollars ($3,500) fee shall be payable for all such contemporaneous assignments. If the Eligible Assignee is not an Eligible Facility Lender prior to such assignment, it shall deliver to the KEXIM Facility Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements. Subject to acceptance and recording thereof by the KEXIM Facility Agent pursuant to Section 10.04(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder (i) shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of KEXIM hereunder, (ii) KEXIM shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of KEXIM’s rights and obligations under this Agreement, KEXIM shall cease to be a party hereto), but shall continue to be entitled to the benefits of Section 4.01 (LIBOR Lending Unlawful), Section 4.03 (Increased Costs), Section 4.05 (Funding Losses), Section 4.06 (Taxes), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment and (iii) this Agreement shall be amended to the extent, but only to the extent, necessary to reflect the addition of such Eligible Assignee and the resulting adjustment of the KEXIM Direct Facility Commitment arising therefrom and the KEXIM Direct Loans allocated to such Eligible Assignee shall reduce such KEXIM Direct Facility Loans of KEXIM pro tanto. Upon request, the Borrower (at its expense) shall execute and deliver a KEXIM Direct Facility Note to the assignee and/or a revised KEXIM Direct Facility Note to KEXIM reflecting such assignment. Any assignment or transfer by KEXIM of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by KEXIM of a participation in such rights and obligations in accordance with Section 10.04(d). Upon any such assignment, the KEXIM Facility Agent will deliver a notice thereof to the Borrower (provided that failure to deliver such notice shall not result in any liability for the KEXIM Facility Agent).

(c) The KEXIM Facility Agent shall maintain the Register in accordance with Section 2.03(b) (Borrowing of Loans) above.

(d) Any New Lender may at any time, without the consent of, or notice to, the Borrower or the KEXIM Facility Agent, sell participations to any Person (other than a natural person or any Loan Party, any Sponsor, any Material Project Party, any Person that is party to any Additional Material Project Document or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of its rights or obligations under this Agreement (including all or a portion of its KEXIM Direct Facility Commitment or the KEXIM Direct Facility Loans owing to it); provided that (i) such New Lender’s obligations under this Agreement shall remain unchanged, (ii) such New Lender remains solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the KEXIM Facility Agent and the other Eligible Assignees, if any, shall continue to deal solely and directly with such New Lender in connection with such New Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such New Lender sells such a participation shall provide that such New Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such New Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (Amendments, Etc.) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 (Increased Costs), 4.05 (Funding Losses) and 4.06 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 4.06(e) (Taxes – Status of Lenders) (it being understood that any documentation required under Section 4.06 (Taxes) shall be delivered to such New Lender) to the same extent as if it had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Section 4.04 (Obligation to Mitigate) as if it were an assignee under paragraph (b) of this Section 10.04; and (B) shall not be entitled to receive any greater payment under Sections 4.03 (Increased Costs) or 4.06 (Taxes), with respect to any participation, than such New Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each New Lender agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.04 (Obligation to Mitigate) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 (Right of Setoff) as though it were such New Lender. Each New Lender which sells a Participation pursuant to this Section 10.04(d) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the KEXIM Direct Facility Loans or other obligations under the Financing Documents (the “Participant Register”); provided that such New Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such New Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the KEXIM Facility Agent (in its capacity as KEXIM Facility Agent) shall have no responsibility for maintaining a Participant Register.

(e) KEXIM may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its KEXIM Direct Facility Notes, if any) to secure obligations of KEXIM, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided that, no such pledge or assignment shall release KEXIM from any of its obligations hereunder or substitute any such pledgee or assignee for KEXIM as a party hereto.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.05 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, each of their successors and permitted assigns under this Agreement or any other Financing Document, Participants to the extent provided in Section 10.04 (Assignments) and, to the extent expressly contemplated hereby, the Related Parties of each of the KEXIM Facility Agent, the Common Security Trustee and KEXIM, any benefit or any legal or equitable right or remedy under this Agreement.

10.06 Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out of pocket expenses incurred by each of the KEXIM Facility Agent, the Common Security Trustee and KEXIM and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for KEXIM and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, KEXIM may retain separate counsel (to the extent reasonably necessary to protect the interests of KEXIM) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by the KEXIM Facility Agent, the Common Security Trustee and KEXIM (including all reasonable fees, costs and expenses of one counsel plus one local counsel for KEXIM and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, KEXIM may retain separate counsel (to the extent reasonably necessary to protect the interests of KEXIM) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by the KEXIM Facility Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local and one special counsel for KEXIM and its Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, KEXIM may retain separate counsel (to the extent reasonably necessary to protect the interests of KEXIM) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the KEXIM Direct Facility Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for KEXIM and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, KEXIM may retain separate counsel (to the extent reasonably necessary to protect the interests of KEXIM) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with the enforcement or protection (other than in connection with assignment of KEXIM Direct Facility Loans or KEXIM Direct Facility Commitments) of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 10.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations. The provisions of this Section 10.06 shall not supersede Sections 4.03 (Increased Costs) and 4.06 (Taxes). Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.

10.07 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the KEXIM Facility Agent and when the KEXIM Facility Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.08 Indemnification by the Borrower. (a) The Borrower hereby agrees to indemnify each KEXIM Direct Facility Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;

(ii) any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that could reasonably result in an Environmental Claim on or from the Project or any property owned or operated by the Borrower, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or the Borrower;

(iii) any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law, contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or

(iv) any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any KEXIM Direct Facility Secured Party or Affiliates or Related Parties thereof;

provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee, which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.

(b) All amounts due under this Section 10.08 shall be payable not later than ten (10) Business Days after demand therefor.

(c) The provisions of this Section 10.08 shall not supersede Sections 4.03 (Increased Costs) and 4.06 (Taxes).

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the KEXIM Facility Agent or KEXIM shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the KEXIM Direct Facility Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the KEXIM Facility Agent or KEXIM exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 No Waiver; Cumulative Remedies. No failure by any KEXIM Direct Facility Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.11 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, except with respect to any notice of Default or Event of Default, sent by email to the address(es), facsimile number or email address specified for the Borrower, the KEXIM Facility Agent, the Common Security Trustee or KEXIM, as applicable, on Schedule 10.11.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Section 10.11(c).

(c) Unless otherwise prescribed, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Schedule 10.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the KEXIM Facility Agent through electronic communications shall be followed by the delivery of a hard copy.

(d) Each of the Borrower, the KEXIM Facility Agent and the Common Security Trustee may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. KEXIM may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the KEXIM Facility Agent and the Common Security Trustee.

(e) The KEXIM Facility Agent, the Common Security Trustee and KEXIM shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the KEXIM Facility Agent, Common Security Trustee and KEXIM by the Borrower may be recorded by the KEXIM Facility Agent, Common Security Trustee and KEXIM, as applicable, and each of the parties hereto hereby consents to such recording.

(f) The KEXIM Facility Agent agrees that the receipt of the communications by the KEXIM Facility Agent at its e-mail addresses set forth in Schedule 10.11 shall constitute effective delivery to the KEXIM Facility Agent for purposes of the Financing Documents. KEXIM agrees to notify the KEXIM Facility Agent in writing (including by electronic communication) from time to time of KEXIM’s e-mail address(es) to which the notices may be sent by electronic transmission and that such notices may be sent to such e-mail address(es).

(g) Notwithstanding the above, nothing herein shall prejudice the right of the KEXIM Facility Agent, the Common Security Trustee and KEXIM to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

(h) So long as KEB NY Financial Corp. is the KEXIM Facility Agent, the Borrower hereby agrees that it will provide to the KEXIM Facility Agent all information, documents and other materials that it is obligated to furnish to the KEXIM Facility Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any KEXIM Direct Facility Loan Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any KEXIM Direct Facility Loan Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the KEXIM Facility Agent at the email addresses specified in Schedule 10.11. In addition, the Borrower agrees to continue to provide the Communications to the KEXIM Facility Agent in the manner specified in the Financing Documents but only to the extent requested by the KEXIM Facility Agent.

(i) So long as KEB NY Financial Corp. is the KEXIM Facility Agent, the Borrower further agrees that the KEXIM Facility Agent may make the Communications available to KEXIM by posting the Communications on an internet website that may, from time to time, be notified to KEXIM (or any replacement or successor thereto) or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the KEXIM Facility Agent in creating and maintaining the Platform shall be paid by Borrower in accordance with Section 10.06 (Costs and Expenses).

(j) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE KEXIM FACILITY AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE KEXIM

FACILITY AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE KEXIM FACILITY AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, KEXIM OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.12 Patriot Act Notice. Each of KEXIM, the KEXIM Facility Agent and the Common Security Trustee hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow KEXIM, the KEXIM Facility Agent or the Common Security Trustee, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.13 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the KEXIM Facility Agent, the Common Security Trustee or KEXIM, or the KEXIM Facility Agent, the Common Security Trustee or KEXIM (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the KEXIM Facility Agent, the Common Security Trustee or KEXIM in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) KEXIM agrees to pay to the KEXIM Facility Agent or the Common Security Trustee upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the KEXIM Facility Agent or the Common Security Trustee, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate. The obligations of KEXIM under this Section 10.13 shall survive the payment in full of the Obligations and the termination of this Agreement.

10.14 Right of Setoff. KEXIM is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by KEXIM to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to KEXIM, irrespective of whether or not KEXIM shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured. The rights of KEXIM under this Section 10.14 are in addition to other rights and remedies (including other rights of setoff) that KEXIM may have. KEXIM agrees to notify the Borrower and the KEXIM Facility Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

10.15 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.16 Survival. Notwithstanding anything in this Agreement to the contrary, Section 4.01 (LIBOR Lending Unlawful), Section 4.03 (Increased Costs), Section 4.06 (Taxes), Section 9.05 (No Liability with Respect to KEXIM), Section 10.06 (Costs and Expenses), Section 10.08 (Indemnification by the Borrower) and Section 10.13 (Payments Set Aside) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the KEXIM Direct Facility Secured Parties regardless of any investigation made by any KEXIM Direct Facility Secured Party or on their behalf and notwithstanding that the KEXIM Direct Facility Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the KEXIM Direct Facility Loan Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any KEXIM Direct Facility Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

10.17 Treatment of Certain Information; Confidentiality. The KEXIM Facility Agent, the Common Security Trustee, and KEXIM agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, insurers and representatives (provided that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 10.04(d) (Assignments); (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with the KEXIM Facility Agent, the Common Security Trustee, or KEXIM, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any KEXIM Direct Facility Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of KEXIM under any Financing Document (including any rating agency); (g) with the consent of the Borrower (which consent shall not unreasonably be withheld or delayed); (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.17 or (ii) becomes available to the KEXIM Facility Agent, the Common Security Trustee, KEXIM or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating KEXIM, the Common Security Trustee or the KEXIM Facility Agent; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from KEXIM or the KEXIM Facility Agent or Common Security Trustee, as applicable). In addition, the KEXIM Facility Agent, the Common Security Trustee, and KEXIM may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the KEXIM Facility Agent, the Common Security Trustee and KEXIM in connection with the administration and management of this Agreement, the other Financing Documents, the KEXIM Direct Facility Commitments, and the KEXIM Direct Facility Loan Borrowings. For the purposes of this Section 10.17, “Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Sponsor or any of their Affiliates to the KEXIM Facility Agent, Common Security Trustee or KEXIM pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Sponsor or any of their Affiliates, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the KEXIM Facility Agent, the Common Security Trustee or KEXIM of its obligations hereunder, (ii) is or becomes available to the KEXIM Facility Agent, the Common Security Trustee or KEXIM from a source other than the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable, that is not, to the knowledge of the KEXIM Facility Agent, the Common Security Trustee or KEXIM, acting in violation of a confidentiality obligation with the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable or (iii) is independently compiled by the KEXIM Facility Agent, the Common Security Trustee or KEXIM, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Government Rule, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any KEXIM Direct Facility Loan or the use of the proceeds thereof. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

10.19 Waiver of Litigation Payments. To the extent that any party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 10.03(b) (Applicable Government Rule; Jurisdiction, Etc.) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of New York or, as the case may be, the jurisdiction in which such court is located.

10.20 Reinstatement. This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the KEXIM Direct Facility Secured Parties on demand all of its reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such party in connection with such rescission or restoration.

10.21 No Recourse.

(a) Each KEXIM Direct Facility Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and shall be satisfied solely from the Security and the assets of the Loan Parties and shall not constitute a debt or obligation of the Sponsor or any of its respective Affiliates (other than the Loan Parties), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Sponsor and their respective Affiliates (collectively (but excluding the Loan Parties), the “Non-Recourse Parties”).

(b) Each KEXIM Direct Facility Secured Party that is party hereto acknowledges and agrees that the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no KEXIM Direct Facility Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties under this Agreement or the other Financing Documents.

(c) The acknowledgments, agreements and waivers set out in this Section 10.21 shall survive termination of this Agreement and shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties.

10.22 Intercreditor Agreement. Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Secured Debt Holder Group Representative in accordance with the Intercreditor Agreement shall be binding on KEXIM. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

10.23 Termination. This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if (a) the KEXIM Direct Facility True-up Advance does not occur on or prior to the first anniversary of the Closing Date (or such later date as may be agreed in writing by KEXIM) or (b) all Obligations have been indefeasibly paid in full and all KEXIM Direct Facility Commitments have been terminated and the KEXIM Facility Agent shall have given the notice required by Section 2.10(a) (Termination of Obligations) of the Common Terms Agreement.

10.24 Guarantee. In connection with the transactions contemplated by the Financing Documents, KEXIM is also entering into that certain KEXIM Guarantee for the benefit of the KEXIM Covered Facility Lenders. The Borrower agrees that following any payment by KEXIM under the KEXIM Guarantee, for purposes of any payment owed to KEXIM as a result of the subrogation to the rights of the KEXIM Covered Facility Lenders, the term “Excluded Taxes” under the KEXIM Covered Facility Agreement shall have the meaning set forth in this Agreement (and not as defined in the KEXIM Covered Facility Agreement).

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SABINE PASS LIQUEFACTION, LLC, as the Borrower

By:	/S/ MEG A. GENTLE
Name:	Meg A. Gentle
Title:	Chief Financial Officer

SIGNATURE PAGE TO KEXIM DIRECT FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

KEB NY FINANCIAL CORP., as the KEXIM Facility Agent By: Korea Exchange Bank

By:	/S/
Name:
Title:

SIGNATURE PAGE TO KEXIM DIRECT FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee

By:	/S/
Name:
Title:

SIGNATURE PAGE TO KEXIM DIRECT FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE EXPORT-IMPORT BANK OF KOREA,

By:	/S/
Name:
Title:

SIGNATURE PAGE TO KEXIM DIRECT FACILITY AGREEMENT

EXHIBIT A TO

KEXIM DIRECT FACILITY AGREEMENT

Definitions

“Agent Parties” has the meaning provided in Section 10.11(j) (Notices and Other Communications).

“Agreement” has the meaning provided in the Preamble.

“Amortization Schedule” means the amortization schedule set forth in Schedule 3.01(a).

“Applicable Margin” means 3.00%.

“Approved Fund” means, with respect to any Eligible Facility Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Eligible Facility Lender or by an Affiliate of such investment advisor.

“Availability Period” means the period commencing on the date of the KEXIM Direct Facility True-up Advance and ending on the earliest to occur of (a) the Project Completion Date and (b) the date KEXIM terminates all KEXIM Direct Facility Commitments in accordance with the Financing Documents.

“Borrower” has the meaning provided in the Preamble.

“Break Costs” means the aggregate of LIBOR breakage expenses, prepayment indemnities or other similar amounts that will become payable by the Borrower in respect of any prepayment under KEXIM Direct Facility Agreement or any revocation of a notice of prepayment delivered under KEXIM Direct Facility Agreement.

“Change in Law” means (a) the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date, (b) any change in law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date or (c) compliance by KEXIM or by any lending office of KEXIM, if any with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Commitment Fee” has the meaning provided in Section 3.11(a) (Fees).

“Common Terms Agreement” means that Amended and Restated Common Terms Agreement, dated on or about the date hereof, by and among the Borrower, each Secured Debt Holder Group Representative party thereto, each Secured Hedge Representative party thereto, each Secured Gas Hedge Representative party thereto, the Common Security Trustee and the Intercreditor Agent.

“Communications” has the meaning provided in Section 10.11(h) (Notices and Other Communications).

“Default Rate” has the meaning provided in Section 3.04 (Post-Maturity Interest Rates; Default Interest Rates).

“Defaulting Lender” means a KEXIM Direct Facility Lender which (a) has defaulted in its obligations to fund any KEXIM Direct Facility Loan or otherwise failed to comply with its obligations under Section 2.01 (KEXIM Direct Facility Loans), unless (x) such default or failure is no longer continuing or has been cured within three (3) Business Days after such default or failure or (y) such KEXIM Direct Facility Lender notifies the KEXIM Facility Agent and the Borrower in writing that such failure is the result of such KEXIM Direct Facility Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and/or the KEXIM Facility Agent that it does not intend to comply with its obligations under Section 2.01 (KEXIM Direct Facility Loans) or has made a public statement to that effect or (c) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Bankruptcy Code or any applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a KEXIM Direct Facility Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that KEXIM Direct Facility Lender or any direct or indirect parent company thereof by a Government Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed, in any case, where such action does not result in or provide such KEXIM Direct Facility Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such KEXIM Direct Facility Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such KEXIM Direct Facility Lender.

“Eligible Assignee” means (a) any Eligible Facility Lender, (b) an Affiliate of any Eligible Facility Lender and (c) any other Person (other than a natural person), unless an Event of Default shall then be continuing, with the consent of the Borrower (not to be unreasonably withheld); provided that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the KEXIM Facility Agent within five (5) Business Days after having received notice of the proposed assignment; provided further that, notwithstanding the foregoing, Eligible Assignee shall not include any Defaulting Lender (as defined herein or any other Facility Agreement), Loan Party, the Sponsor, Blackstone, any Material Project Party or any Affiliate or Subsidiary of any of the foregoing.

“Eligible Facility Lender” means any of: (a) the Commercial Bank Lenders, (b) the KEXIM Covered Facility Lenders or (c) the KSURE Covered Facility Lenders.

“Excluded Taxes” means, with respect to the KEXIM Facility Agent, KEXIM or any other recipient of any payment to be made by or on account of any Obligation of the Borrower (each such other recipient is hereinafter referred to as an “Other Recipient”), (a) (i) income or franchise Taxes, in each case, imposed on (or measured by) its net income (however denominated) by the United States or by the jurisdiction (or any subdivision thereof) under the laws of which such Person is organized or in which its principal office is located or, in the case of KEXIM or a New Lender, in which its applicable lending office is located or (ii) any branch profits Taxes or any similar Taxes on retained earnings imposed by any jurisdiction described in clause (a)(i) that relates to such Person or any jurisdiction in which the Borrower is located, (b) in the case of an Other Recipient, any U.S. federal withholding Tax that is imposed on amounts payable to such Other Recipient with respect to an applicable interest in a KEXIM Direct Facility Loan pursuant to a law in effect at the time such Other Recipient becomes a party to KEXIM Direct Facility Agreement (other than pursuant to an assignment request by the Borrower under Section 4.04 (Obligation to Mitigate)) or if KEXIM or an Other Recipient changes its lending office (except to the extent that amounts with respect to such Taxes were payable either to such Other Recipient’s assignor immediately before such Other Recipient became a party hereto (but, in the event that KEXIM is the immediate assignor, except to the extent that amounts with respect to such Taxes would have been payable to KEXIM if KEXIM were eligible to claim and had claimed the portfolio interest exemption under Section 881(c) of the Code immediately before such Other Recipient became a party hereto) or to KEXIM or such Other Recipient immediately before it changed its lending office, as applicable), (c) Taxes attributable to KEXIM’s or such Other Recipient’s failure to comply with Section 4.06(e) (Taxes - Status of Lenders), (d) any United States federal withholding Tax imposed under FATCA and (e) Other Connection Taxes.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of KEXIM Direct Facility Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any United States Department of Treasury regulation promulgated thereunder and published administrative guidance implementing such Sections and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day for such transactions received by the KEXIM Facility Agent from three (3) federal funds brokers of recognized standing selected by the KEXIM Facility Agent.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of KEXIM or the KEXIM Facility Agent pursuant to Section 3.11 (Fees).

“Front-end Fee” has the meaning provided in Section 3.11(b) (Fees).

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, other than KEXIM (to the extent of its internal policies and procedures).

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made on account of any Obligation of the Borrower hereunder to the KEXIM Facility Agent, the Common Security Trustee, KEXIM or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 10.08(a) (Indemnification by the Borrower).

“Information” has the meaning provided in Section 10.17 (Treatment of Certain Information; Confidentiality).

“Interest Payment Date” has the meaning provided in Section 3.02(a) (Interest Payment Dates).

“Interest Period” means the period beginning on the date on which a KEXIM Direct Facility Loan is made pursuant to Section 2.03(a) (Borrowing of Loans) or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is three (3) months thereafter (or, in the case of the first Interest Period for any KEXIM Direct Facility Loan Borrowing, the number of days from such KEXIM Direct Facility Loan Borrowing until the earlier of the first March 31, June 30, September 30 or December 31 following such KEXIM Direct Facility Loan Borrowing); provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) no Interest Period may end later than the Maturity Date, and (iv) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Joint Lead Arranger” means The Export-Import Bank of Korea, not in its individual capacity, but as joint lead arranger hereunder.

“KEXIM” has the meaning provided in the Preamble.

“KEXIM Direct Facility Commitment” means, with respect to KEXIM, the commitment to make KEXIM Direct Facility Loans as set forth opposite the name of KEXIM in the column entitled “Commitment” in Schedule 2.01, or if KEXIM has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Eligible Assignee in the Register maintained by the KEXIM Facility Agent pursuant to Section 2.03(c) (Borrowing of Loans), as the same may be reduced in accordance with Section 2.04 (Termination or Reduction of Commitments).

“KEXIM Direct Facility Lenders” means KEXIM and each other Person that acquires the rights and obligations of KEXIM pursuant to Section 10.04 (Assignments).

“KEXIM Direct Facility Loans” has the meaning set forth in Section 2.01 (KEXIM Direct Facility Loans).

“KEXIM Direct Facility Loan Borrowing” means each disbursement of KEXIM Direct Facility Loans by KEXIM (or the KEXIM Facility Agent on their behalf) on any single date to the Borrower in accordance with Section 2.03 (Borrowing of Loans) and Section 6.04 (Conditions to Each KEXIM Direct Facility Loan Borrowing).

“KEXIM Direct Facility Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B evidencing KEXIM Direct Facility Loans, in each case duly executed and delivered by an Authorized Officer of the Borrower in favor of KEXIM, including any promissory notes issued by the Borrower in connection with assignments of any KEXIM Direct Facility Loan of KEXIM, as they may be amended, restated, supplemented or otherwise modified from time to time.

“KEXIM Direct Facility Second Advance” means the second KEXIM Direct Facility Loan Borrowing.

“KEXIM Direct Facility Secured Parties” means KEXIM, the KEXIM Facility Agent, the Common Security Trustee and each of their respective successors and permitted assigns, in each case in connection with KEXIM Direct Facility Agreement or the KEXIM Direct Facility Loan Notes.

“KEXIM Direct Facility True-up Advance” means the first KEXIM Direct Facility Loan Borrowing.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit C.

“LIBOR” means, for any Interest Period for any KEXIM Direct Facility Loan, the rate per annum equal to (a) the rate determined by the KEXIM Facility Agent to be the offered rate that appears on the page of Reuters Screen LIBOR01 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to an Interest Period that is three (3) months, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate determined by the KEXIM Facility Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to an Interest Period of three (3) months, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the KEXIM Facility Agent as the average rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period, in same day funds in the approximate amount of the KEXIM

Direct Facility Loan, being made, continued or converted and with a term equivalent to an Interest Period that is three (3) months would be offered by the KEXIM Facility Agent (or its Affiliates) to major banks in the London interbank LIBOR market at its request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Maturity Date” means the earlier of (i) the second anniversary of the Project Completion Date or (ii) the seventh anniversary of the Closing Date.

“Maximum Rate” has the meaning provided in Section 10.09 (Interest Rate Limitation).

“Negotiation Period” has the meaning provided in Section 4.02 (Inability to Determine Interest Rates).

“New Lender” has the meaning provided in Section 4.06(e) (Taxes - Status of Lenders).

“Non-Recourse Parties” has the meaning provided in Section 10.21(a) (No Recourse).

“Non-U.S. Lender” has the meaning provided in Section 4.06(e) (Taxes-Status of Lenders).

“Obligations” means, collectively, (a) all Indebtedness, KEXIM Direct Facility Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents (excluding any Secured Debt Instrument other than KEXIM Direct Facility Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by Borrower to the KEXIM Direct Facility Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents (excluding any Secured Debt Instrument other than KEXIM Direct Facility Agreement), (b) any and all sums reasonably advanced by KEXIM Facility Agent in order to preserve the Collateral or preserve the security interest of the KEXIM Direct Facility Secured Parties in the Collateral (including, but without duplication of Borrower’s Obligation to repay the same, amounts described in the last sentence of the definition of Operation and Maintenance Expenses) and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the KEXIM Direct Facility Loans have been accelerated pursuant to Section 8.02 (Acceleration Upon Bankruptcy) or Section 8.03 (Acceleration Upon Other Event of Default), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by KEXIM of its rights under the Security Documents, together with any necessary attorneys’ fees and court costs.

“Other Connection Taxes” mean, with respect to any KEXIM Facility Agent, KEXIM or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any KEXIM Direct Facility Loan or Financing Document).

“Other Taxes” mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.04 (Obligation to Mitigate)).

“Participant” has the meaning provided in Section 10.04(d) (Assignments).

“Participant Register” has the meaning provided in Section 10.04(d) (Assignments).

“Platform” has the meaning provided in Section 10.11(i) (Notices and Other Communications).

“Rate Determination Notice” has the meaning provided in Section 4.02 (Inability to Determine Interest Rates).

“Register” has the meaning provided in Section 2.03(b) (Borrowing of Loans).

“Substitute Basis” has the meaning provided in Section 4.02 (Inability to Determine Interest Rates).

“Trade Date” has the meaning provided in Section 10.04(b) (Assignments).

“U.S. Tax Compliance Certificate” has the meaning provided in Section 4.06(e) (Taxes - Status of Lenders).

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the KEXIM Facility Agent.